STEM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our unaudited condensed interim financial statements and related notes thereto, and our pro forma financial information as of March 31, 2021, and for the three months ended March 31, 2021 and year ended December 31, 2020, included elsewhere in this amendment to our current report on Form 8-K, which was originally filed with the Securities and Exchange Commission (the “SEC”) on May 4, 2021 (as originally filed, the “Super 8-K” and, as amended hereby, the “Amended Super 8-K”). This discussion and analysis should also be read together with our audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 and the sections entitled “Stem’s Management’s Discussion and Analysis of Financial Condition and Results or Operations” incorporated by reference into the Super 8-K. Some of the information contained in this discussion and analysis are set forth elsewhere in the Amended Super 8-K or incorporated by reference in the Super 8-K, including information with respect to Stem’s plans and strategy for Stem’s business and related financing, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the sections entitled “Risk Factors,” Stem’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Throughout this section, unless otherwise noted “we,” “us,” “our” and the “Company” refer to Stem and its consolidated subsidiaries.
Overview
Our mission is to build and operate the largest, digitally connected, intelligent energy storage network for our customers. In order to fulfill our mission, (i) we provide our customers, which include commercial and industrial (“C&I”) enterprises as well as independent power producers, renewable project developers, utilities and grid operators, with an energy storage system, sourced from leading, global battery original equipment manufacturers (“OEMs”), that we deliver through our partners, including solar project developers and engineering, procurement and construction firms and (ii) through our Athena artificial intelligence (“AI”) platform (“Athena”) we provide our customers with on-going software-enabled services to operate the energy storage systems for 10 to 20 years. In addition, in all the markets where we operate our customers’ systems, we have agreements to manage the energy storage systems utilizing the Athena platform to participate in energy markets and to share the revenue from such market participation.

    We operate in two key markets within the energy storage landscape: Behind-the-Meter (“BTM”) and Front-of-the-Meter (“FTM”). An energy system’s position in relation to a customer’s electric meter determines whether it is designated a BTM or FTM system. BTM systems provide power that can be used on-site without interacting with the electric grid and passing through an electric meter. Our BTM systems reduce commercial and industrial (“C&I”) customer energy bills and help our customers facilitate the achievement of their corporate environmental, social, and corporate governance (“ESG”) objectives. FTM, grid-connected systems provide power to off-site locations and must pass through an electric meter prior to reaching an end-user. Our FTM systems decrease risk for project developers, lead asset professionals, independent power producers and investors by adapting to dynamic energy market conditions in connection with the deployment of electricity and improving the value of energy storage over the course of their FTM system’s lifetime.

    Since our inception in 2009, we have engaged in developing and marketing Athena’s software enabled services, raising capital, and recruiting personnel. We have incurred net operating losses and negative cash flows from operations each year since our inception. We have financed our operations primarily through the issuance of convertible preferred stock, debt financing, and cash flows from customers.
Our total revenue grew from $4.1 million for the three months ended March 31, 2020 to $15.4 million for the three months ended March 31, 2021. For the three months ended March 31, 2021 and 2020, we incurred net losses of $82.6 million and $17.5 million, respectively. As of March 31, 2021, we had an accumulated deficit of $490.4 million. Following the merger, we expect that our sales and marketing, research and development, regulatory and other expenses will continue to increase as we expand our marketing efforts to increase sales of our solutions, expand existing relationships with our customers, and obtain regulatory clearances or approvals for future product enhancements. In addition, we expect our general and administrative expenses to increase following the merger due to the additional costs associated with scaling our business operations as well as being a public company, including legal, accounting, insurance, exchange listing and SEC compliance, investor relations and other expenses.
As a result, we will require substantial additional funding for expenses related to our operating activities, including selling, general and administrative expenses, as well as research and development. See “— Liquidity and Capital Resources.”

Key Factors and Trends Affecting our Business
We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the sections entitled “Risk Factors” included elsewhere in the Super 8-K.
Decline in Lithium-Ion Battery Costs
Our revenue growth is directly tied to the continued adoption of energy storage systems by our customers. The cost of lithium ion energy storage hardware has declined significantly in the last decade and has resulted in a large addressable market today. The market for energy storage is rapidly evolving, and while we believe costs will continue to decline, there is no guarantee. If costs do not continue to decline, this could adversely affect our ability to increase our revenue or grow our business.
Increasing Deployment of Renewables
Deployment of intermittent resources has accelerated over the last decade, and today, wind and solar have become a low cost fuel source. We expect the cost of generating renewable energy to continue to decline and deployments of energy storage systems to increase. As renewable energy sources of energy production represent a large proportion of energy generation, grid instability rises due to their intermittency, which can be addressed by energy storage solutions.
Competition
We are currently a market leader in terms of capacity of energy storage under management. We intend to expand our market share over time by leveraging the network effect of Athena’s AI infrastructure. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, our competitors include other types of software providers and some hardware manufacturers that offer software solutions. If our market share declines due to increased competition, our revenue and ability to generate profits in the future may be adversely affected.
Government Regulation and Compliance
Although we are not regulated as a utility, the market for our product and services is heavily influenced by federal, state, and local government statutes and regulations concerning electricity. These statutes and regulations affect electricity pricing, net metering, incentives, taxation, competition with utilities, and the interconnection of customer-owned electricity generation. In the United States and Internationally, governments continuously modify these statutes and regulations and acting through state utility or public service commissions, regularly change and adopt different rates for commercial customers. These changes can positively or negatively affect our ability to deliver cost savings to customers.
Impact of COVID-19
In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and installation of energy storage systems worldwide.

As a result of the COVID-19 pandemic, we modified our business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), and implemented additional safety protocols for essential workers. We may take additional actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners.

The COVID-19 pandemic has had an adverse effect on the global economy, but the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, we cannot predict whether the pandemic will adversely affect demand for our services, lengthen our sales cycles or installation timelines, adversely affect collections of accounts receivable, reduce or delay spending by new customers, cause customers to go out of business or limit the ability of our direct sales force to travel to existing or potential customers, all of which could adversely affect our business, financial condition and results of operations.

Non-GAAP Financial Measures
Adjusted EBITDA
We believe that Adjusted EBITDA is useful for investors to use in comparing our financial performance with the performance of other companies for the following reasons:
•Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and interest expense, that can vary substantially from company to company depending upon their financing and capital structures, and the method by which assets were acquired; and
•Adjusted EBITDA provides consistency and comparability with our past financial performance, and facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation expense is a non-cash charge, the assets being depreciated may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•    Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•    Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us;

•    and the expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.

We calculate Adjusted EBITDA as net loss before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including the change in fair value of warrants and embedded derivatives.

The following table provides a reconciliation of net loss to Adjusted EBITDA:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Net loss	$(82,553)	$(17,471)
Adjusted to exclude the following:
Depreciation and amortization	5,079	3,994
Interest expense	6,233	4,369
Stock-based compensation	760	456
Change in fair value of warrants and embedded derivative	66,397	(1,009)
Adjusted EBITDA	$(4,084)	$(9,661)
Key Operating Metrics

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Bookings	$50,800	$19,802
Revenue	$15,420	$4,111
Net loss	$(82,553)	$(17,471)
Adjusted EBITDA	$(4,084)	$(9,661)
Bookings
Due to the long-term nature of our contracts, bookings are a key operating metric that allow us to understand the growth of our Company and our estimated future revenue related to customer contracts for our energy optimization services and transfer of energy storage systems. Bookings represent the accumulated value at a point in time of contracts that have been executed under both our host customer and partnership sales models.

For host customer sales, bookings represent the expected consideration from energy optimization services contracts, including estimated incentive payments that are earned by the host customer from utility companies in relation to the services provided by us and assigned by the host customer to us. For host customer sales, there are no differences between bookings and remaining performance obligations at any point in time.

For partnership sales, bookings are the sum of the expected consideration to be received from the transfer of hardware and energy optimization services (excluding any potential revenues from market participation). For partnership sales, even though we have secured an executed contract with estimated timing of project delivery and installation from the customer, we do not consider it a contract in accordance with ASC 606 or a remaining performance obligation until the customer has placed a binding purchase order. A signed customer contract is considered a booking as this indicates the customer has agreed to place a purchase order in the foreseeable future, which typically occurs within three (3) months of contract execution. However, executed customer contracts, without binding purchase orders, are cancellable without penalty by either party.

For partnership sales, once a purchase order has been executed, the booking is considered to be a contract in accordance with ASC 606, and therefore, gives rise to a remaining performance obligation as we have an obligation to transfer hardware and energy optimization services in our partnership agreements. We also have the contractual right to receive consideration for our performance obligations.

The accounting policy and timing of revenue recognition for host customer contracts and partnership arrangements that qualify as contracts with customers under ASC 606, are described within Note 3 of the notes to our consolidated financial statements and our unaudited condensed consolidated financial statements, which are included elsewhere in the Super 8-K and Amended Super 8-K.
Adjusted EBITDA
See description of Adjusted EBITDA in Non-GAAP Financial Measures above.
Components of Our Results of Operations
Revenue
We generate service revenue and hardware revenue. Service revenue is generated through arrangements with host customers to provide energy optimization services using our proprietary cloud-based software platform coupled with a dedicated energy storage system owned and controlled by us throughout the term of the contract. Fees charged to customers for energy optimization services generally consist of recurring fixed monthly payments throughout the term of the contract and in some arrangements, an installation and/or upfront fee component. We may also receive incentives from utility companies in relation to the sale of our services.

We generate hardware revenue through partnership arrangements consisting of promises to sell an energy storage system to a solar plus storage project developer. We separately generate services revenue through partnership arrangements by providing energy optimization services after the developer completes the installation of the project.
Cost of Revenue
Cost of hardware revenue includes the cost of the hardware, which generally includes the cost of the hardware purchased from a manufacturer, shipping, delivery, and other costs required to fulfill our obligation to deliver the energy storage system to the customer location. Cost of revenue may also include any impairment of energy storage systems held in our inventory for sale to our customer. Cost of hardware revenue related to the sale of energy storage systems is recognized when the delivery of the product is completed.

Cost of service revenue includes depreciation of the cost of energy storage systems we own under long-term customer contracts, which includes capitalized fulfillment costs, such as installation services, permitting and other related costs. Cost of revenue may also include any impairment of inventory and energy storage systems, along with system maintenance costs associated with the ongoing services provided to customers. Costs of revenue are recognized as energy optimization and other supporting services are provided to our customers throughout the term of the contract.
Gross Margin
Our gross margin fluctuates significantly from quarter to quarter. Gross margin, calculated as revenue less costs of revenue, has been, and will continue to be, affected by various factors, including fluctuations in the amount and mix of revenue and the amount and timing of investments to expand our customer base. We hope to increase both our gross margin in absolute dollars and as a percentage of revenue through enhanced operational efficiency and economies of scale.
Operating Expenses
Sales and Marketing
Sales and marketing expense consists of payroll and other related personnel costs, including salaries, stock-based compensation, employee benefits, and travel for our sales & marketing department. In addition, sales and marketing expense includes trade show costs, amortization of intangibles and others. We expect to increase selling and marketing expense to support the overall growth in our business.
Research and development
Research and development expense consists primarily of payroll and other related personnel costs for engineers and third parties engaged in the design and development of products, third-party software and technologies, including salaries, bonus and stock-based compensation expense, project material costs, services and depreciation. We expect research and development expense to increase in future periods to support our growth, including continuing to invest in optimization, accuracy and reliability of our platform and other technology improvements to support and drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments.
General and Administrative Expense
General and administrative expense consists of payroll and other related personnel costs, including salaries, stock-based compensation, employee benefits and expenses for executive management, legal, finance and others. In addition, general and administrative expense includes fees for professional services and occupancy costs. We expect our general and administrative expense to increase as we scale up headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the Securities Exchange Commission, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.
Other Income (Expense), Net
Interest Expense
Interest expense consists primarily of interest on our outstanding borrowings under our outstanding notes payable, convertible promissory notes, and financing obligations and accretion on our asset retirement obligations.
Change in Fair Value of Warrants and Embedded Derivatives
Change in fair value of warrants and embedded derivatives is related to the revaluation of our outstanding convertible preferred stock warrant liabilities and embedded derivatives related to the redemption features associated with our convertible notes at each reporting date.
Other Expenses, Net
Other expenses, net consists primarily of income from equity investments and foreign exchange gains or losses.

Results of Operations for the Three Months Ended March 31, 2021 and 2020

	Three Months Ended March 31,		$ Change	% Change
	2021	2020
	(In thousands, except percentage)
Service revenue	$4,881	$3,393	$1,488	44%
Hardware revenue	10,539	718	9,821	1,368
Total revenue	15,420	4,111	11,309	275
Cost of service revenue	6,905	4,762	2,143	45
Cost of hardware revenue	8,632	751	7,881	1,049
Total cost of revenue	15,537	5,513	10,024	182
Gross margin	(117)	(1,402)	1,285	(92)
Operating expenses:(1)
Sales and marketing	2,667	4,397	(1,730)	(39)
Research and development	4,407	3,395	1,012	30
General and administrative	2,692	3,004	(312)	(10)
Total operating expenses	9,766	10,796	(1,030)	(10)
Loss from operations	(9,883)	(12,198)	2,315	(19)
Other income (expense), net:
Interest expense	(6,233)	(4,369)	(1,864)	43
Change in fair value of warrants and embedded derivative	(66,397)	1,009	(67,406)	(6,680)
Other expenses, net	(40)	(1,913)	1,873	(98)
Total other income (expense)	(72,670)	(5,273)	(67,397)	1,278
Loss before income taxes	(82,553)	(17,471)	(65,082)	373
Income tax expense	—	—	—	—
Net loss	$(82,553)	$(17,471)	$(65,082)	373%
________________
(1)Includes stock-based compensation as follows:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Sales and marketing	$84	$63
Research and development	155	167
General and administrative	521	226
Total stock-based compensation expense	$760	$456
Revenue
Revenue increased $11.3 million, or 275%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase is primarily driven by a $9.8 million increase in hardware revenue as our sales of standalone systems related to FTM partnership agreements continue to grow. Services revenue increased by $1.5 million primarily due to continued growth in host customers arrangements and partnership revenue related to services provided.
Cost of Revenue

Cost of revenue increased $10.0 million, or 182%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was primarily driven by an increase of cost of hardware sales of $7.9 million in line with the increase in hardware revenue and an increase of $2.1 million in cost of service revenue associated with growth in service revenue. The increase in cost of service revenue was also driven by the amortization of the energy storage systems, as well as the cost associated with developing the software that optimizes the efficiency of the energy storage systems.
Operating Expenses
Sales and Marketing
Sales and marketing expense decreased by $1.7 million, or 39%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily a result of a decrease in personnel related costs as a result of turnover in the period along with a decrease in commissions due to a change in our commission plan structure.
Research and Development
Research and development expense increased by $1.0 million, or 30%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily as a result of an increase in personnel related costs related because of increased headcount to support the growth in our operations.
General and Administrative
General and administrative expense decreased by $0.3 million, or 10% for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, driven primarily by a decrease of $0.8 million of personnel costs and office related expenses due to personnel working remotely and turnover. This decrease was partially offset by a $0.3 million increase in stock-based compensation as a result of additional options to purchase our common stock granted to certain executives and key employees, and a $0.2 million increase due to an increase in professional services and legal expenses during the period.

Other Income (Expense), Net
Interest Expense
Interest expense increased by $1.9 million, or 43%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was primarily driven by a $1.6 million of interest expense for the issuance of Series D convertible notes from October 2020 through December 2020, and a $0.8 million on interest expense for the credit agreement that was entered in May 2020. This increase was partially offset by a decrease of $0.5 million interest expense due to the repayments of the term loans to SPE members throughout 2020.
Change in Fair Value of Warrants and Embedded Derivative
Change in fair value of warrants and embedded derivative increased by a $67.4 million, or 6,680% , for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase is primary driven by result the issuance of new warrants in 2020 and the increased fair value of the warrants as a result of increases in fair value of the underlying stock.
Other Expenses, Net
Other expenses decreased by $1.9 million, or 98%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily driven by foreign exchange gains realized in the period related to operations in Canada.
Liquidity and Capital Resources
Sources of liquidity
Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities. To meet our payment service obligations at all times we must have sufficient highly liquid assets and be able to move funds on a timely basis.

As of March 31, 2021, our principal sources of liquidity were our cash and cash equivalents totaling $9.9 million. We had an accumulated deficit of $490.4 million and net current liabilities of $154.9 million, with $123.1 million of debt financing coming due within the next twelve months. During the three months ended March 31, 2021, we incurred a net loss of $82.6 million and had negative cash flows from operating activities of $1.8 million. However, the Company closed the proposed merger transaction on April 28, 2021 that provided the Company with $577.1, net of fees and expenses, and resulted in the conversion of approximately $70.0 million of convertible notes and the related accrued interest to equity and the payoff of all other outstanding debt except the 2021 Credit Agreement described below. We believe that our cash position, inclusive of funds raised with the merger, is sufficient to meet our capital and liquidity requirement for at least the next 12 months after the date that the condensed consolidated financial statements are available to be issued and thereafter for the foreseeable future; therefore, there is no longer substantial doubt about our ability to continue as a going concern.

Our business prospects are subject to risks, expenses and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, we have financed our operations primarily through equity financings, convertible promissory notes and borrowings from affiliates. The attainment of profitable operations is dependent upon future events, including obtaining adequate financing to complete our development activities, obtaining adequate supplier relationships, building our customer base, successfully executing our business and marketing strategy and hiring appropriate personnel. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition and ability to achieve our intended business objectives.

In the future, we may be required to obtain additional equity or debt financing in order to support our continued capital expenditures and operations. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, this could reduce our ability to compete successfully and harm our business, growth and results of operations.

The Company’s long-term liquidity requirements are primarily linked to the continued extension of the Athena platform and the use of our balance sheet to improve the terms and conditions associated with the purchase of energy storage systems from our hardware vendors. While we have plans to potentially expand our geographical footprint beyond our current partnerships and enter into joint ventures, those are not required initiatives to achieve our plan.

In addition to the foregoing, based on our current assessment, we do not expect any material adverse effect on our long-term liquidity due to the COVID-19 pandemic. However, we will continue to assess the effect of the pandemic to our operations. The extent to which the COVID-19 pandemic will affect our business and operations will depend on future developments that are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the pandemic, any restrictions on the ability of hospitals and trial sites to conduct trials that are not designed to address the COVID-19 pandemic and the perceived effectiveness of actions taken in the United States and other countries to contain and treat the disease. While the potential economic impact brought by COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital in the future. In addition, a recession or long-term market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.
Financing Obligations
We have entered into arrangements wherein we finance the cost of energy storage systems via special purpose entities (“SPE”) we establish with outside investors. These SPEs are not consolidated into our financial statements, but are accounted for as equity method investments. Through the SPEs, the investors provide us upfront payments. Under these arrangements, the payment by the SPE to us is accounted for as a borrowing by recording the proceeds received as a financing obligation. The financing obligation is repaid with the future customer payments and incentives received. A portion of the amounts paid to the SPE is allocated to interest expense using the effective interest rate method.

Furthermore, we continue to account for the revenues from customer arrangements and incentives and all associated costs despite such systems being legally sold to the SPEs due to our significant continuing involvement in the operations of the energy storage systems.
The total financing obligation as of March 31, 2021, and December 31, 2020 was $88.1 million, and $88.0 million, respectively, of which $18.1 million, and $14.9 million, respectively, was classified as a current liability.

Notes Payable
Revolving Loan Due to SPE Member
In April 2017, we entered into a revolving loan agreement with an affiliate of a member of certain SPEs in which we have an ownership interest. The purpose of this revolving loan agreement is to finance the Company’s purchase of hardware for its various energy storage system projects. We have amended the loan from time to time as our business has grown, and as of the beginning of 2020, the agreement had a total revolving loan capacity of $45.0 million that bore fixed interest at 10% with a maturity date of June 2020.

In May 2020, concurrent with the 2020 Credit Agreement discussed below, we amended the facility to reduce the loan capacity to $35.0 million and extend the maturity date to May 2021. The amendment increased the fixed interest rate for any borrowings outstanding more than nine months to 14% thereafter. Additionally, under the original terms of the revolving loan agreement, we were able to finance 100% of the value of the hardware purchased up to the total loan capacity. The amendment reduced the advance rate to 85%, with an additional reduction to 70% in August 2020. We had $9.6 million outstanding under this revolving loan agreement as of March 31, 2021. In April 2021, we repaid the remaining outstanding balance in full.
Term Loan Due to SPE Member
In December 2018, we entered into a term loan in the amount of $13.3 million with an affiliate of a member of certain SPEs in which we have an ownership interest. As of the beginning of 2020, this term loan bore fixed interest of 12.5% on the outstanding principal balance with a final balloon payment of $3.0 million due at the maturity date of June 30, 2020. In May 2020, we repaid the remaining outstanding balance of $5.9 million with the proceeds received through the 2020 Credit Agreement discussed below.
Term Loan Due to Former Non-Controlling Interest Holder
In June 2018, we acquired the outstanding member interests of an entity we controlled for $8.1 million. We financed this acquisition by entering into a term loan agreement with the noncontrolling member bearing fixed interest of 4.5% on the outstanding principal balance. This loan requires fixed monthly payments throughout the term of the loan, which will be paid in full by April 1, 2026.
In May 2020, we amended the term loan and, using the proceeds from the 2020 Credit Agreement discussed below, prepaid $1.5 million of principal and interest on the note, of which $1.0 million was towards the outstanding principal balance, thereby reducing the fixed quarterly payment due to the lender. In relation to this amendment, we were required to issue warrants for 400,000 shares of common stock resulting in a discount to the term loan of $0.2 million. Such debt discount is being amortized to earnings through interest expense over the expected life of the debt. We had $5.7 million outstanding under this term loan agreement as of March 31, 2021. In April 2021, we repaid the remaining outstanding balance in full.

2020 Credit Agreement
In May 2020, we entered into a credit agreement (“2020 Credit Agreement”) with a new lender that provided us with proceeds of $25.0 million that increased our access to working capital. The 2020 Credit Agreement has a maturity date of the earlier of (1) May 14, 2021, (2) the maturity date of the revolving loan agreement, or (3) the maturity date of the convertible promissory notes discussed below. The loan bears interest of 12% per annum, of which 8% is paid in cash and 4% is added back to principal of the loan balance every quarter. We used a portion of the proceeds towards payments associated with existing debt as previously discussed. We had $25.9 million of outstanding borrowings, including the portion of the interest that has accrued as principal, under this term loan agreement as of March 31, 2021. In April 2021, we repaid the remaining outstanding balance in full.
2021 Credit Agreement

In January 2021, we entered into a non-recourse credit agreement to provide a total of $2.7 million towards the financing of certain energy storage systems that we own and operate. The credit agreement has a stated interest of 5.45% and a maturity date of June 2031. We received an advance under the credit agreement of $1.8 million in January 2021. The repayment of advances received under this credit agreement is determined by the lender based on the proceeds generated by us through the operation of the underlying energy storage systems. We have $1.8 million of outstanding borrowings under this credit agreement as of March 31, 2021.

Cash Flows
The following table summarizes our cash flows for the periods indicated (in thousands):

	Three Months Ended March 31,
	2021	2020
OPERATING ACTIVITIES:
Net cash used in operating activities	$(1,827)	$(10,670)
Net cash used in investing activities	(2,763)	(3,310)
Net cash provided by financing activities	7,093	12,155
Effect of exchange rate changed on cash	428	(184)
Net increase (decrease) in cash and cash equivalents	$2,931	$(2,009)
Operating Activities
During the three months ended March 31, 2021, net cash used in operating activities was $1.8 million, primarily resulting from our operating loss of $82.6 million, adjusted for non-cash charges of $77.0 million and net cash inflows of $3.8 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization of $5.1 million, non-cash interest expense of $3.9 million, which includes interest expenses associated with debt issuance costs, stock-based compensation expense of $0.8 million change in the fair value of warrant liability and embedded derivative of $66.4 million, and impairment of energy storage systems of $0.6 million. The net cash inflow from changes in operating assets and liabilities was primarily driven by an increase in deferred revenue of $3.0 million due to payments for hardware sales prior to delivery and state rebate incentives received in the period, an increase in accounts payable and accrued expenses of $8.6 million due to increases in hardware purchases in partnership arrangements, an increase in other liabilities of $0.2 million partially offset by an increase in inventory of $1.5 million due to additional partnership system purchases, an increase in other assets of $4.7 million due to capitalized offering costs for the period, an increase in accounts receivable of $1.0 million due to advance billings for partner hardware sales in the period and an increase in contract origination costs of $0.8 million related to commissions paid on new contracts executed in the period.
During the three months ended March 31, 2020, net cash used in operating activities was $10.7 million, primarily resulting from our operating loss of $17.5 million, offset by non-cash charges of $6.0 million and net cash inflows of $0.8 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization of $4.0 million, non-cash interest expense of $2.1 million, which includes interest expenses associated with debt issuance costs, stock-based compensation expense of $0.5 million, and partially offset by the change in the fair value of warrant liability and embedded derivative of $1.0 million. The net cash inflow from changes in operating assets and liabilities was primarily driven by an increase in deferred revenue of $8.0 million due to payments for hardware sales prior to delivery and state rebate incentives received in the period, an increase in accounts payable and accrued expenses of $1.1 million due to a decrease of supplier’s accrual related to hardware sales for the period partially offset by increase in inventory of $5.1 million due to additional partnership system purchases, an increase in contract origination costs of $0.7 million related to commissions paid on new contracts executed in the period, and an increase in other assets of $2.7 million due to an increase in advances to suppliers in the period.
Investing Activities
During the three months ended March 31, 2021, net cash used for investing activities was $2.8 million, consisting of $1.6 million in purchase of energy systems and $1.2 million in capital expenditures on internally-developed software.
During the three months ended March 31, 2020, net cash used for investing activities was $3.3 million, consisting of $1.9 million in purchase of energy systems and $1.4 million in capital expenditures on internally-developed software.
Financing Activities
During the three months ended March 31, 2021, net cash provided by financing activities was $7.1 million, primarily resulting from proceeds from issuance of notes payable of $3.9 million, proceeds from financing obligations of $2.7 million, proceeds from exercise of stock options and warrants of $2.9 million, net proceeds from issuance of note payable of $1.1 million, and partially offset by repayment of financing obligations of $3.4 million.

During the three months ended March 31, 2020, net cash provided by financing activities was $12.2 million, primarily resulting from net proceeds from issuance of convertible notes of $14.1 million, proceeds from financing obligations of $3.9 million, partially offset by repayment of notes payable of $4.0 million and repayment of financing obligations of $1.9 million.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations as of December 31, 2020 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Notes payable	$38,866	$33,713	$1,800	$2,559	$794
Interest on notes payable	5,072	2,597	1,590	831	54
Convertible notes	68,875	68,875	—	—	—
Interest on convertible notes	8,564	8,564	—	—	—
Operating lease obligations	390	333	57	—	—
Total	$121,767	$114,082	$3,447	$3,390	$848
The table above excludes our financing obligations as our repayments of the obligation are only required to the extent payments are collected in relation to the operation of the underlying energy storage systems. The obligation is nonrecourse and there are no contractual commitments to pay specific amounts at any point in time throughout the life of the obligation.
Off-Balance Sheet Arrangements
We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, or unconsolidated variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.
Critical Accounting Policies and Estimates
Our discussion and analysis of financial condition results of operations are based upon our consolidated financial statements included elsewhere in the Super 8-K and Amended Super 8-K. The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.

Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above.

See Note 2 of the notes to our consolidated financial statements and our unaudited condensed consolidated financial statements, which are included elsewhere in the Super 8-K and Amended Super 8-K, for more information.
Revenue Recognition
We generate revenue through two types of arrangements with customers, host customer arrangements and partnership arrangements. We recognize revenue under these arrangements as described below.
Host Customer Arrangements

Host customer contracts are generally entered into with commercial entities who have traditionally relied on power supplied directly from the grid. Host customer arrangements consist of a promise to provide energy optimization services through our proprietary SaaS platform coupled with a dedicated energy storage system owned and controlled by us throughout the term of the contract. The host customer does not obtain legal title to, or ownership of the dedicated energy storage system at any point in time. The host customer is the end consumer of the energy that directly benefits from the energy optimization services we provide. The term for our contracts with host customers generally ranges from 5 to 10 years, which may include certain renewal options to extend the initial contract term or certain termination options to reduce the initial contract term.

Although we install energy storage systems at the host customer site in order to provide the energy optimization services, we determined we have the right to direct how and for what purpose the asset is used through the operation of our SaaS platform and, as such, retain control of the energy storage system; therefore, the contract does not contain a lease. We determined the various energy optimization services provided throughout the term of the contract, which may include services such as remote monitoring, performance reporting, preventative maintenance and other ancillary services necessary for the safe and reliable operation of the system, are part of a combined output of energy optimization services and we provide a single distinct combined performance obligation representing a series of distinct days of services.

We determine the transaction price at the outset of the arrangement, primarily based on the contractual payment terms dictated by the contract with the customer. Fees charged to customers for energy optimization services generally consist of recurring fixed monthly payments throughout the term of the contract. In certain arrangements, the transaction price may include incentive payments that are earned by the host customer from utility companies in relation to the services we provide. Under such arrangements, the rights to the incentive payments are assigned to us by the host customer. These incentives may be in the form of fixed upfront payments, variable monthly payments, or annual performance-based payments over the first five years of the customer contract term. Incentive payments may be contingent on approval from utility companies or actual future performance of the energy storage system.

Substantially all of our arrangements provide customers the unilateral ability to terminate for convenience prior to the conclusion of the stated contractual term or the contractual term is shorter than the estimated benefit period, which we have determined to be 10 years based on the estimated useful life of the underlying energy storage systems and the period over which the customer can benefit from the energy optimization services utilizing such energy storage systems. In these instances, we determined that upfront incentive payments received from our customers represent a material right that is, in effect, an advance payment for future energy optimization services to be recognized throughout the estimated benefit period. In contracts where the customer does not have the unilateral ability to terminate for convenience without a penalty during the estimated benefit period, we determined the upfront incentive payments do not represent a material right for services provided beyond the initial contractual period and are therefore a component of the initial transaction price. We revisit our estimate of the benefit period each reporting period. Our contracts with host customers do not contain a significant financing component.

We transfer control of our energy optimization services to our customers continuously throughout the term of the contract (a stand-ready obligation) and recognize revenue ratably as control of these services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for our services. Monthly incentive payments based on the performance of the energy storage system are allocated to the distinct month in which they are earned because the terms of the payments relate specifically to the outcome from transferring the distinct time increment (month) of service and because such amounts reflect the fees to which we expect to be entitled for providing energy optimization services each period, consistent with the allocation objective. Annual variable performance- based payments are estimated at the inception in the transaction price using the expected value method, which takes into consideration historical experience, current contractual requirements, specific known market events and forecasted energy storage system performance patterns, and we recognize such payments ratably using a time-based measure of progress of days elapsed over the term of the contract to the extent that it is probable that a significant reversal of the cumulative revenue recognized will not occur in a future period. At the end of each reporting period, we reassess our estimate of the transaction price. We do not begin recognition of revenue until the System is live (i.e., provision of energy optimization services has commenced) or, as it relates to incentive payments, when approval has been received from the utility company if later.
Partnership Arrangements
Partnership arrangements consist of promises to transfer inventory in the form of an energy storage system to a solar plus storage project developer and separately provide energy optimization services as described previously to the ultimate owner of the project after the developer completes the installation of the project. Under partnership arrangements, our customer is the solar plus storage project developer. The customer obtains legal title to along with ownership and control of the inventory upon delivery and the customer is responsible for the installation of the project. Once installation of the project is complete, the owner of the solar plus storage project provides energy to the end consumer through a separate contractual arrangement directly with the end consumer. The term for our contracts with customers under partnership arrangements generally ranges from 10 to 20 years.

We determined the promise to deliver the inventory as a component of the solar plus storage project for which the customer is responsible to develop is a separate and distinct performance obligation from the promise to provide energy optimization services.

We determine the transaction price at the outset of the arrangement, primarily based on the contractual payment terms dictated by the contract with the customer. Fees charged for the sale of inventory generally consist of fixed fees payable upon or shortly after successful delivery to the customer. Fees charged to customers for energy optimization services consist of recurring fixed monthly payments throughout the term of the contract. We are responsible for designing, procuring, delivering and ensuring the proper components are provided in accordance with the requirements of the contract. Although we purchase the inventory from a third-party manufacturer, we determined we obtain control of the inventory prior to delivery to the customer and are the principal in the arrangement. We are fully responsible for responding to and correcting any customer issues related to the delivery of the inventory. We hold title and assume all risks of loss associated with the inventory until the customer accepts the inventory. We are primarily responsible for fulfilling the delivery of the inventory to the customer, assume substantial inventory risks and have discretion in the pricing charged to the customer. We have not entered into any partnership arrangements where we are not the principal in the transaction.

We allocate revenue between the hardware and energy storage services performance obligations based on the standalone selling price of each performance obligation. The standalone selling price for the hardware is established based on observable pricing. The standalone selling price for the energy optimization services is established using a residual value approach due to the significant variability in the services provided to each individual customer based on the specific requirements of each individual project and the lack of observable standalone sales of such services. Our partnership arrangements do not contain a significant financing component.

We transfer control of the inventory upon delivery and simultaneous transfer of title to the customer. We transfer control of our energy optimization services to our customers continuously throughout the term of the contract (a stand-ready obligation), which does not commence until the customer successfully completes the installation of the project. As a result, the time frame between when we transfer control of the inventory to the customer upon delivery is generally several months, and can be in excess of one year, before we are required to perform any subsequent energy optimization services. Revenue is recognized ratably as control of these services is transferred to our customers based on a time-based output measure of progress of days elapsed over the term of the contract, in an amount that reflects the consideration we expect to be entitled to in exchange for our services.

In some partnership arrangements, we charge shipping fees for the inventory. We account for shipping as a fulfillment activity, since control transfers to the customer after the shipping is complete and include such amounts within cost of revenue.
Financing Obligations
We have formed various SPEs to finance the development and construction of our energy storage systems (“Projects”). These SPEs, which are structured as limited liability companies, obtain financing in the form of large upfront payments from outside investors and purchase Projects from us under master purchase agreements. We account for the large upfront payments received from the fund investor as a borrowing by recording the proceeds received as a financing obligation, which will be repaid through host customer payments and incentives received from the utilities that will be received by the investor.
The financing obligation is non-recourse once the associated energy storage systems have been placed in-service and the associated customer arrangements have been assigned to the SPE. However, we are responsible for any warranties, performance guarantees, accounting, performance reporting and all other costs associated with the operation of the energy storage systems. Despite such systems being legally sold to the SPEs, we recognize host customer payments and incentives as revenue during the period as discussed in the Revenue Recognition section above. The amounts received by the fund investor from customer payments and incentives are recognized as interest using the effective interest method, and the balance is applied to reduce the financing obligation. The effective interest rate is the interest rate that equates the present value of the cash amounts to be received by a fund investor in relation to the underlying Projects with the present value of the cash amounts paid to us by the investor, adjusted for any payments made by us.

Energy Storage Systems, net
We sell energy optimization services to host customers through the use of energy storage systems installed at customer locations. We determined that we do not transfer control of these energy storage systems, which are operated and controlled via our proprietary cloud-based software (“SaaS”) platform; therefore, these energy storage systems do not qualify as a leased asset. The energy storage systems are stated at cost, less accumulated depreciation.

Energy storage systems, net is comprised of system equipment costs, which include components such as batteries, inverters, and other electrical equipment, and associated design, installation, and interconnection costs required to begin providing the energy optimization services to our customers.
Depreciation of the energy storage systems is calculated using the straight-line method over the estimated useful lives of the energy storage systems, or 10 years, once the respective systems have been installed, interconnected to the power grid, received permission to operate and we have begun to provide energy optimization services to the host customer (i.e., system is live). The valuation of energy storage systems and the useful life both require significant judgment.
Stock-Based Compensation
Accounting for stock-based compensation requires us to make a number of judgments, estimates and assumptions. If any of our estimates prove to be inaccurate, our net (loss) income and operating results could be adversely affected.

We estimate the fair value of stock options granted to employees and directors using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including (1) the expected stock price volatility, (2) the expected term of the award, (3) the risk-free interest rate and (4) expected dividends. We account for forfeitures as they occur. These assumptions are estimated as follows:

•Fair value. The fair value of our common stock underlying the stock option awards is determined by the board. Given the absence of a public trading market, the board considered numerous objective and subjective factors to determine the fair value of our common stock at each meeting at which awards are approved. These factors include, but are not limited to: (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”) or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework is used to evaluate the fair value of the underlying shares.

•Volatility. As a result of the lack of historical and implied volatility data of our common stock, the expected stock price volatility is estimated based on the historical volatilities of a specified group of companies in our industry for a period equal to the expected life of the option. We select companies with comparable characteristics to us, including enterprise value, risk profiles and position within the industry and with historical share price information sufficient to meet the expected term of the stock options. The historical volatility data has been computed using the daily closing prices for the selected companies.

•Expected term. We determine the expected term based on the average period the stock options are expected to remain outstanding using the simplified method, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

•Risk-free rate. We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term.

•Expected dividend yield. We utilize a dividend yield of zero, as we do not currently issue dividends, nor do we expect to do so in the future.

Historically, we have determined the fair value of our equity, including common stock underlying option grants and preferred stock underlying the various warrants, by considering a variety of factors including, among other things, timely valuations of our equity prepared by an independent third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Given the absence of a public trading market for our equity, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value, including important developments in our operations, stage of development, valuations performed by an independent third-party valuation firm, sales of our preferred stock, actual operating results and financial performance, the conditions in similar industry sectors and the economy in general, the stock price performance and volatility of comparable public companies, the lack of liquidity of our equity, and the likelihood of achieving a liquidity event, such as an initial public offering, merger or sale of the company.

As of January 2019, our 409A valuation yielded a common stock value of $0.52 per share. In connection with the convertible notes issued in January 2020, we obtained an updated 409A valuation of our common stock, which yielded a decrease in our valuation to $0.43 per share due, in part, to the impact of the two times liquidation preference included in the convertible notes issued. As of March 31, 2020, we applied a valuation method that relied on a continuing operations scenario approach, consistent with all previous valuations, with an estimated time to liquidity of 2.25 years.

Consistent with our approach at September 30, 2020 and December 31, 2020, to determine our 409A valuation, we utilized a combination approach methodology relying on (1) a continued operations scenario and (2) a transaction scenario, which we describe as the hybrid method (the “Hybrid Method”). The Hybrid Method is appropriate for a company expecting a near term liquidity event, but where, due to market or other factors, the likelihood of completing the liquidity event is uncertain. The Hybrid Method is also appropriate when various possible future outcomes are assumed by our management. The Hybrid Method considers a company’s going concern nature, stage of development and the company’s ability to forecast near and long-term future liquidity scenarios. The Hybrid Method was deemed the most appropriate due to the attainment of a non-binding letter of intent with STPK. The outcomes of each scenario are each assigned a probability and a future equity value under each outcome is then estimated. The two scenarios used in the Hybrid Method as of March 31, 2021 are as follows:

Continuing Operations Scenario:

Under the continuing operations scenario (the “Continuing Operations Scenario”), we utilized an Income and Market approach to estimate the enterprise value of the company and the option pricing model (“OPM”) to allocate the resulting enterprise value to the various classes of our securities. This resulted in a per share value of $1.25 per common share, as of March 31, 2021 prior to a discount for the lack of marketability being applied. The OPM assumptions included a time to liquidity event of 1.20 years and a volatility of 65% as of March 31, 2021. The term considers the need for additional capital in this scenario. A discount for lack of marketability (“DLOM”) of 29.0% was applied as of March 31, 2021 based on various put option models assuming a term of 1.20 years and a common stock volatility of 65%. This resulted in a per common share value of $0.89 at March 31, 2021 under the Continuing Operations Scenario.

Transaction Scenario:

Under the transaction scenario (the “Transaction Scenario”) for the March 31, 2021 valuation, the convertible debt and all classes of preferred stock are assumed to convert into common stock and, based on the pre-money equity value of $650.0 million, results in a per share value of $5.63 per common share, prior to a discount for the lack of marketability being applied. Such per share values are based on the preliminary expected conversion ratio of Stem common stock to STPK common stock that will occur upon merger. A DLOM of 5% was applied as of March 31, 2021, based on various put option models assuming a term of 0.08 years, an overall company volatility of 75%, and a present value factor of 35% based on the same term. This resulted in a per common share value of $5.35 at March 31, 2021 under the Transaction Scenario.

The application of the Hybrid Method resulted in a per common share value of $5.12 at March 31, 2021. Such values are derived based on a weighted value assigned to the Continuing Operations Scenario ($0.89) at 5% and Transaction Scenario at 95% ($5.35) as of March 31, 2021. The weightings as of March 31, 2021 reflect the uncertainty regarding the completion of the transaction, which is reflective and consistent with uncertainties we experienced when undergoing an unsuccessful sale process during the first half of 2020. Further, the weightings reflect the non-binding nature of the term sheet and that diligence was not initiated until October 2020 and continued through the middle of November 2020. The transaction also required the successful conclusion of a PIPE transaction initially sized at $150.0 million and initial meetings did not begin until early November with potential investors. The SPAC process, inclusive of the PIPE, was completed in early December 2020, and a merger agreement with STPK was executed on December 3, 2020, and at such point we believed the likelihood of the consummation of the SPAC merger increased significantly.

Convertible Preferred Stock Warrant Liability

We evaluate whether our warrants for shares of convertible redeemable preferred stock are freestanding financial instruments that obligate us to redeem the underlying preferred stock at some point in the future and determined that each of our outstanding warrants for convertible preferred stock are liability classified. The warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized in the change in fair value of warrants and embedded derivatives in the consolidated statements of operations. We will continue to remeasure the warrants until the earlier of the exercise or expiration, the completion of a deemed liquidation event, the conversion of convertible preferred stock into common stock, or until holders of the convertible preferred stock can no longer trigger a deemed liquidation event. On expiration, the convertible preferred stock warrants will automatically net exercise, unless the warrant holder provides written notice that it does not wish to exercise its warrants. Upon exercise, the related convertible preferred stock warrant liability will be reclassified to convertible preferred stock.

We estimate the fair value of these liabilities using the Black-Scholes option pricing model, as further discussed in Stock-Based Compensation above, and assumptions that were based on the individual characteristics of the warrants on the valuation date, as well as assumptions for future financings.
Recent Accounting Pronouncements
See Note 2 to our audited financial statements included elsewhere in the Super 8-K for more information.
Quantitative and Qualitative Disclosures about Market Risk
Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in inflation, exchange rates or interest rates. We do not hold financial instruments for trading purposes.
Foreign Currency Exchange Risk
Our expenses are generally denominated in U.S. dollars. However, we have foreign currency risks related to our revenue and operating expenses denominated in Canadian dollars. We have entered into contracts with customers and a limited number of supply contracts with vendors with payments denominated in foreign currencies. We are subject to foreign currency transaction gains or losses on our contracts denominated in foreign currencies. To date, foreign currency transaction gains and losses have not been material to our financial statements.
Unfavorable changes in foreign exchange rates versus the U.S. dollar could increase our product costs, thus reducing our gross profit. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future. We do not believe that an immediate 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on operating results or financial condition.
Interest Rate Risk
Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of interest expense recorded on outstanding borrowings. In addition, our convertible promissory notes, notes payable, financing obligations bear interest at a fixed rate and are not publicly traded. Therefore, fair value of our convertible promissory notes, notes payable, financing obligations and interest expense is not materially affected by changes in the market interest rates. Stem does not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.
Credit Risk
Credit risk with respect to accounts receivable is generally not significant due to a limited carrying balance of receivables. We routinely assess the creditworthiness of our customers. We generally have not experienced any material losses related to receivables from individual customers, or groups of customers during the three months ended March 31, 2021. We do not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable.